                                                                      Exhibit 99

                                                                  (Logo Omitted)

                                              Teledyne Technologies Incorporated
                                              12333 West Olympic Boulevard
                                              Los Angeles, CA  90064-1021

                                  News Release

NEWSRELEASE

                          TELEDYNE TECHNOLOGIES REPORTS
                             SECOND QUARTER RESULTS

LOS ANGELES - July 29, 2004 - Teledyne Technologies Incorporated (NYSE:TDY)

      -     REVENUES OF $238.9 MILLION INCREASED 16.3% COMPARED TO LAST YEAR

      -     EARNINGS PER SHARE OF $0.30 INCREASED 50.0% COMPARED TO LAST YEAR

      -     SIGNIFICANTLY RAISING 2004 EARNINGS PER SHARE OUTLOOK

Teledyne Technologies today reported second quarter 2004 sales of $238.9 million, compared with sales of $205.4 million for the same period in 2003. Net income for the second quarter of 2004 was $9.9 million ($0.30 per diluted share), compared with net income of $6.5 million ($0.20 per diluted share) in the second quarter of 2003. Net income for the second quarter of 2004 included pretax pension expense of $2.2 million, compared with pretax pension expense of $1.7 million for the same period of 2003.

"This was an outstanding quarter for Teledyne," said Robert Mehrabian, chairman, president and chief executive officer. "The substantial increase in sales was driven almost equally by acquisitions and organic growth. Earnings per share increased 50%, primarily as a result of significantly improved operating margin in our Electronics and Communications segment. We recently completed the acquisitions of Isco, Inc. and Reynolds Industries, Incorporated, and funded the acquisitions under our new $280 million credit facility. In addition, on July 8, we announced the pending acquisition of the defense electronics business of Celeritek, Inc. Given our strong performance to date, and the anticipated benefits of our recently completed acquisitions, we are raising our full year 2004 earnings outlook by almost 20 percent."

Second Quarter Earnings Summary

                                             Millions of Dollars   Dollars per Diluted Share
                                             -------------------   -------------------------
                                              Second     Second     Second          Second
                                              Quarter    Quarter    Quarter         Quarter    Variance
                                               2004       2003       2004            2003         %
                                             ---------   -------   ---------       ---------   --------
Net income (excluding net pension expense)   $   11.2    $  7.5    $   0.34        $   0.23     47.8%
    Net after-tax pension expense                (1.3)     (1.0)      (0.04)          (0.03)
                                             --------    ------    --------        --------     ----
Net income                                   $    9.9    $  6.5    $   0.30        $   0.20     50.0 %
                                             ========    ======    ========        ========     ====


REVIEW OF OPERATIONS

ELECTRONICS AND COMMUNICATIONS

The Electronics and Communications segment's second quarter 2004 sales were $134.6 million, compared with second quarter 2003 sales of $109.6 million. Second quarter 2004 operating profit was $14.2 million, compared with operating profit of $7.6 million in the second quarter of 2003.

Second quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in defense electronic products, avionics products, electronic instruments, relay products and commercial lighting products. This growth was partially offset by lower sales from electronic manufacturing services, primarily driven by lower government and medical sales. The revenue growth in defense electronic products was driven by ejection seat sequencers and the acquisition of assets of Filtronic Solid State on December 31, 2003. Revenue growth in avionics products resulted from the acquisition of the Aviation Information Solutions businesses on June 27, 2003 and strong sales of the Wireless GroundLink data acquisition systems. Electronic instruments revenue was favorably impacted by the acquisition of Tekmar-Dohrmann on May 16, 2003 and Leeman Labs' assets on February 27, 2004, increased demand for geophysical sensors for the petroleum exploration market and increased demand for other instrument products. Revenue growth also included the impact of the acquisition of Isco, Inc. on June 18, 2004. Sales and profitability of commercial lighting products were favorably impacted by $0.8 million due to the non-exclusive licensing of intellectual property and patents. The increase in revenue from acquisitions for the second quarter of 2004, compared with the same period in 2003, was $16.8 million. Segment operating profit was favorably impacted by acquisitions and organic sales growth partially offset by an increase in pension expense. Pension expense was $1.7 million in the second quarter of 2004 compared with pension expense of $1.2 million in the second quarter of 2003.

SYSTEMS ENGINEERING SOLUTIONS

The Systems Engineering Solutions segment's second quarter 2004 sales were $57.6 million, compared with second quarter 2003 sales of $54.6 million. Second quarter 2004 operating profit was $7.1 million, compared with operating profit of $8.1 million in the second quarter of 2003.

Second quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in core defense and environmental programs. The lower operating profit in the second quarter of 2004, compared with the same period of 2003, was primarily the result of the receipt in 2003 of $2.1 million for final award fee, related to years prior to 2003, on the Ground-based Midcourse Defense contract. This unfavorable operating profit impact was partially offset by profit on higher sales and improved margins on various fixed price and time and material contracts. Segment operating profit in the second quarter included no pension expense compared to $0.1 million of pension expense for the second quarter of 2003. Operating margin is expected to be lower in the remainder of 2004, compared with the first half of 2004, due to contract mix and higher bid and proposal expenses.

AEROSPACE ENGINES AND COMPONENTS

The Aerospace Engines and Components segment's second quarter 2004 sales were $41.3 million, compared with second quarter 2003 sales of $37.7 million. The second quarter 2004 operating loss was $0.9 million, compared with operating profit of $1.1 million in the second quarter of 2003.

Second quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in OEM piston engines, aftermarket piston engines and parts sales, partially offset by lower turbine engine sales. Sales from turbine engines were lower primarily due to reduced revenue from Joint Air-to-Surface Standoff Missile (JASSM) engines. The segment operating loss for the second quarter of 2004, compared with the operating profit for the second quarter of 2003, reflected an increase in aircraft product liability insurance costs and a $0.7 million charge for environmental matters, partially offset by revenue growth. The company's previous aircraft product liability policy expired in May 2004. The company's new aircraft product liability policies, which became effective June 1, 2004, and will expire in May 2005, are expected to reduce marginally aircraft liability expense. Based on recent favorable claims experience and changes to the claims management process, the company lowered its insurance premium and increased its annual self-insurance retention to $25 million from $15 million. Segment operating loss was unfavorably impacted by pension expense of $0.4 million in the second quarter of 2004 compared with pension expense of $0.3 million in the second quarter of 2003.

ENERGY SYSTEMS

The Energy Systems segment's second quarter 2004 sales were $5.4 million, compared with second quarter 2003 sales of $3.5 million. Second quarter 2004 operating profit was $0.2 million, compared with an operating loss of $0.2 million in the second quarter of 2003.

The increase in second quarter 2004 sales resulted from multi-year government contracts which were awarded, in 2003, for fuel cell and thermoelectric power generator work. Operating profit was favorably impacted by the growth in sales and a reduction in research and development costs.

ADDITIONAL FINANCIAL INFORMATION

CASH FLOW

Second quarter 2004 cash provided by operating activities was $18.4 million, compared with cash provided by operating activities of $13.5 million for the same period of 2003. The increase in cash provided by operating activities in 2004, compared with 2003, is due to improved net income and lower aircraft product liability settlement payments. Free cash flow (cash from operating activities less capital expenditures) was $15.7 million for the second quarter of 2004, compared with free cash flow of $9.8 million for the same period of 2003. In the second quarter of 2004, Teledyne Technologies completed the acquisition of Isco, Inc. for a total consideration of $79.4 million (including assumed debt, net of cash and marketable securities acquired). Of this amount, $1.4 million was unpaid at the end of the second quarter. The acquisition was funded using available cash as well as debt. At June 27, 2004, total debt was $62.9 million, which includes $60.0 million drawn against the new $280 million credit facility and $2.9 million of debt assumed in the acquisition of Isco, Inc. Cash and cash equivalents were $24.1 million at June 27, 2004. Available borrowings under the credit facility were $220.0 million at June 27, 2004. Capital expenditures for the second quarter of 2004 were $2.7 million, compared with $3.7 million for the second quarter of 2003. Depreciation and amortization expense was $5.8 million for the second quarter of 2004 and $5.6 million for the second quarter of 2003.

Free Cash Flow (a)

                                                   Second      Second
                                                   Quarter     Quarter
(in millions, brackets indicate use of funds)       2004        2003
---------------------------------------------    ----------   ---------
Cash provided by operating activities            $     18.4   $   13.5
Capital expenditures                                   (2.7)      (3.7)
                                                 ----------   --------
Free cash flow                                   $     15.7   $    9.8
                                                 ==========   ========

(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

PENSION

Pension expense for the second quarter of 2004 was $2.2 million, compared with pension expense of $1.7 million for the same period of 2003.

OTHER

Other expense in the second quarter of 2003 included a $2.0 million write off of the company's remaining minority investment in a private company engaged in manufacturing and development of micro optics and microelectromechanical devices.

OUTLOOK

Based on its current outlook, the company's management believes that third quarter 2004 earnings per share will be in the range of approximately $0.26 to $0.28. The full year 2004 earnings per share outlook is expected to be in the range of approximately $1.00 to $1.05, an increase from prior guidance of $0.84 to $0.88.

The company's 2004 outlook reflects anticipated revenue growth in the company's defense electronics and instrumentation businesses, primarily due to a number of acquisitions completed over the last several months. The company's outlook also includes an expected recovery in some of the company's short cycle electronics markets. Operating margin in the company's Systems Engineering Solutions segment is expected to be lower in the remainder of 2004, compared with the first half of 2004, due to contract mix and higher bid and proposal expenses. The company's previous aircraft product liability policy expired in May 2004. The company's new aircraft product liability policies, which became effective June 1, 2004, and will expire in May 2005, are expected to reduce marginally aircraft liability expense. Based on recent favorable claims experience and changes to the claims management process, the company lowered its insurance premium and increased its annual self-insurance retention to $25 million from $15 million.

Full year 2003 earnings included $6.9 million or $0.13 per share in pension expense. The company currently expects approximately $8.7 million or $0.16 per share of pension expense in 2004. The increase in pension expense reflects, in part, a reduction in the discount rate assumption for the company's defined benefit plan. The company's assumed discount rate is 6.5% in 2004, compared with 7.0% in 2003. As of January 1, 2004, new hires participate in an enhanced defined contribution plan as opposed to the company's existing defined benefit plan. Currently, Teledyne Technologies anticipates making an after-tax cash contribution of approximately $3.0 million to its pension plan in 2004. Also, under one of its spin-off agreements, after November 29, 2004, the company will be able to charge pension costs to the U.S. Government under various government contracts.

                           EARNINGS PER SHARE SUMMARY
                       (Diluted earnings per common share)

                                             2004 Full Year Outlook    2003 Results   2002 Results
                                             ----------------------    ---------------------------
                                                Low          High         Actual          Actual
                                            ------------   ---------   ------------    -----------
Earnings per share (excluding net pension
     income (expense) and income tax
     benefit)                                $     1.16    $   1.21    $     0.97      $     0.73
     Net pension income (expense)                 (0.16)      (0.16)        (0.13)           0.04
                                             ----------    --------    ----------      ----------
Earnings per share (excluding income tax
     benefit)                                      1.00        1.05          0.84            0.77
     Income tax benefit                              --          --          0.07              --
                                             ----------    --------    ----------      ----------
Earnings per share                           $     1.00    $   1.05    $     0.91      $     0.77
                                             ==========    ========    ==========      ==========

FORWARD-LOOKING STATEMENTS CAUTIONARY NOTICE

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, funding, continuation and award of government programs, changes in insurance expense, customers' acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, stock market fluctuations affect the value of the company's pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies' growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including recent acquisitions of Reynolds Industries, Incorporated, Isco, Inc. and certain assets of Leeman Labs, Inc., involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies' periodic filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K and Form 10-Q. The company assumes no duty to update forward-looking statements.

ADDITIONAL INFORMATION ABOUT THE ANTICIPATED ACQUISITION OF ASSETS OF CELERITEK, INC.

This press release does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Celeritek publicly filed a Form 8-K with the SEC containing the terms of the definitive asset purchase agreement, the definitive supply agreement and the voting support agreement, and filed a proxy statement in connection with the proposed transaction. Teledyne also publicly filed a Form 8-K with the SEC. Investors and security holders of Celeritek are urged to read the proxy statement and other relevant materials because they contain important information about Teledyne, Celeritek and the proposed transaction. Investors and security holders may obtain a free copy of these materials and other documents filed with the Securities and Exchange Commission at the SEC's web site at www.sec.gov.

A live webcast of Teledyne Technologies' second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 29. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 29.

Investor Contact:  Jason VanWees
                   (310) 893-1642

Media Contact:     Robyn Choi
                   (310) 893-1640

                                       ###

                       TELEDYNE TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
    FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 27, 2004 AND JUNE 29, 2003
               (Unaudited - In millions, except per share amounts)

                                                            Second      Second         Six         Six
                                                            Quarter     Quarter       Months     Months
                                                             2004        2003          2004       2003
                                                           ---------   ---------    ---------   ---------
Net sales                                                  $   238.9   $   205.4    $   458.5   $   402.6
Costs and expenses:
   Costs of sales                                              178.3       153.5        346.6       305.1
   Selling, general and administrative expenses                 43.9        39.3         85.6        75.7
                                                           ---------   ---------    ---------   ---------
Income before other income and expense and taxes                16.7        12.6         26.3        21.8
   Other income (expense)                                        0.1        (1.7)         0.3        (1.8)
   Interest expense, net                                         0.3         0.2          0.4         0.3
                                                           ---------   ---------    ---------   ---------
Income before income taxes                                      16.5        10.7         26.2        19.7
   Provision for income taxes                                    6.6         4.2         10.4         7.7
                                                           ---------   ---------    ---------   ---------
Net income                                                 $     9.9   $     6.5    $    15.8   $    12.0
                                                           =========   =========    =========   =========
Diluted earnings per common share                          $    0.30   $    0.20    $    0.48   $    0.37
                                                           =========   =========    =========   =========
Weighted average diluted common shares outstanding              33.2        32.5         33.2        32.5
                                                           =========   =========    =========   =========

                       TELEDYNE TECHNOLOGIES INCORPORATED
                SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
    FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 27, 2004 AND JUNE 29, 2003
                            (Unaudited - In millions)

                                           Second      Second       Six         Six
                                          Quarter     Quarter      Months      Months
                                            2004        2003        2004        2003
                                          --------    --------    --------    ---------
Net sales:
     Electronics and Communications       $  134.6    $  109.6    $  251.0    $  213.2
     Systems Engineering Solutions            57.6        54.6       112.2       107.0
     Aerospace Engines and Components         41.3        37.7        84.2        75.5
     Energy Systems                            5.4         3.5        11.1         6.9
                                          --------    --------    --------    --------
Total net sales                           $  238.9    $  205.4    $  458.5    $  402.6
                                          ========    ========    ========    ========
Operating profit (loss):
     Electronics and Communications       $   14.2    $    7.6    $   22.2    $   14.9
     Systems Engineering Solutions             7.1         8.1        13.2        13.8
     Aerospace Engines and Components         (0.9)        1.1        (1.6)        1.6
     Energy Systems                            0.2        (0.2)        0.5        (0.7)
                                          --------    --------    --------    --------
Segment operating profit                  $   20.6    $   16.6    $   34.3    $   29.6
     Corporate expense                        (3.9)       (4.0)       (8.0)       (7.8)
     Other income (expense)                    0.1        (1.7)        0.3        (1.8)
     Interest expense, net                     0.3         0.2         0.4         0.3
                                          --------    --------    --------    --------
Income before income taxes                    16.5        10.7        26.2        19.7
     Provision for income taxes                6.6         4.2        10.4         7.7
                                          --------    --------    --------    --------
Net income                                $    9.9    $    6.5    $   15.8    $   12.0
                                          ========    ========    ========    ========

                       TELEDYNE TECHNOLOGIES INCORPORATED
                   CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
                       JUNE 27, 2004 AND DECEMBER 28, 2003
               (Current period unaudited - In millions of dollars)

                                                  JUNE 27,   December 28,
                                                    2004        2003
                                                  --------   -------------
ASSETS
Cash and cash equivalents                         $   24.1     $   37.8
Accounts receivable, net                             147.3        121.3
Inventories, net                                      77.2         63.6
Deferred income taxes, net                            25.1         22.7
Prepaid expenses and other assets                      6.1          7.1
                                                  --------     --------
   Total current assets                              279.8        252.5

Property, plant and equipment, net                    85.2         76.0
Deferred income taxes, net                            13.5         14.2
Goodwill, net                                        116.2         56.2
Other assets, net                                     45.3         29.2
                                                  --------     --------
   Total assets                                   $  540.0     $  428.1
                                                  ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                  $   54.9     $   48.1
Accrued liabilities                                   85.8         74.9
Current portion of long-term debt                      2.8           --
                                                  --------     --------
   Total current liabilities                         143.5        123.0

Long-term debt                                        60.1           --
Other long-term liabilities                           97.5         84.1
                                                  --------     --------
   Total liabilities                                 301.1        207.1
   Total stockholders' equity                        238.9        221.0
                                                  --------     --------
   Total liabilities and stockholders' equity     $  540.0     $  428.1
                                                  ========     ========